Exhibit 10.23
December 9, 2005
Thomas Thimot
49 Los Gatos Blvd.
Los Gatos, CA 95030
Dear Thomas:
As you know, iPass Inc. (“iPass” or the “Company”) and GoRemote Internet Communications, Inc. (“GRIC”) are in the process of executing a merger agreement which, if consummated, would merge GRIC into a wholly owned subsidiary of iPass (the “Merger”). As part of the transactions contemplated by the Merger, you must sign a Voting Agreement, a Non-Competition Agreement, an agreement with GRIC that extinguishes your existing severance arrangements with GRIC upon consummation of the Merger, and this offer letter agreement for a position with iPass upon the closing of the Merger.
In this offer letter agreement, iPass is pleased to offer you continued employment in the new position of Sr. Vice President, Worldwide Sales, subject to the successful closing of the Merger. This letter embodies the terms and conditions of our offer of continued employment. These terms and conditions of employment (including any severance terms) will be effective only as of the Effective Time (as defined in the Merger Agreement). If the Merger does not close, this offer shall be null and void, and, even if accepted by you, will not bind iPass.
Position, Reporting Relationship, Office Location, Hire Date
As noted above, you will continue employment in the new position of Sr. Vice President, Worldwide Sales and will be expected to perform such duties as are normally associated with this position and such duties as are assigned to you from time to time. You will be expected, to the best of your ability, to devote your full business time and attention to your job duties. You will report to Ken Denman. Subject to the severance provisions set forth below, the Company may change your position, duties, reporting relationship and work location from time to time in its discretion. You acknowledge and agree that your acceptance of the position set forth in this offer letter agreement shall not constitute a constructive termination, resignation for good reason, or any other such triggering event for purposes of your existing agreements or severance benefits with GRIC.
You hereby represent that July 29, 2004 was your original employment hire date with GRIC, and you represent and warrant that you had no other period of employment or other service relationship to GRIC (such as a consulting relationship). For the purposes of your continued employment with iPass, including with respect to calculation of service-related entitlements and Company policies, your previous service with GRIC will be regarded as service with iPass.

Compensation, Employee Benefits and Stock Option Grant
Your base salary will be $11,458.34 semi-monthly, less required deductions and withholdings. If annualized, this amount equals $275,000. As an exempt, salaried employee, you will not be eligible for overtime compensation.
In addition, you will be eligible to earn an annual bonus of up to $180,000, less required deductions and withholdings, and paid on a quarterly basis and contingent upon successful completion of quarterly objectives (the “Variable Compensation”). Entitlement to and calculation of the Variable Compensation, if any, is at the Company’s sole discretion. Variable Compensation payments (if any) will be paid within forty-five (45) days after the end of each fiscal quarter, subject to you meeting all required conditions for receipt of the Variable Compensation, including the requirement that you remain an employee in good standing as of the payment date in order to earn and be eligible to receive a Variable Compensation payment.
You also will be eligible to earn a retention bonus equal to three (3) months of your then-current base salary, less standard deductions and withholdings (the “Retention Bonus”). You will earn a Retention Bonus if during the entire one (1) year period after the Effective Time: (i) you comply with all of your obligations under this offer letter agreement; (ii) you do not resign your employment with iPass (unless for Good Reason, as defined herein) and your employment is not terminated by iPass for Cause (as defined herein); and (iii) you remain an employee in good standing with iPass on the date that is one (1) year after the Effective Time. You also will receive the full Retention Bonus if iPass terminates your employment without Cause (as defined herein) or you resign your employment for Good Reason (as defined herein) during the one year period after the Effective Time, provided that you have met all of the other conditions for earning this bonus up until your termination date. If earned, any Retention Bonus will be paid to you in one lump sum payment within thirty (30) days after the date it is earned. No pro-rata bonus will be earned for any partial year’s service.
Subject to the terms, conditions and limitations of the benefit plans, you will be eligible to participate in iPass’ health, dental, vision, life, AD&D, and short term and long term disability insurance, and 401(k) plan. The health and dental plans provide you with several options regarding your care. iPass will provide you with additional information about the options available to you. You understand and hereby agree that your benefits coverage provided by GRIC will terminate effective as of the Effective Time, and you will not be able to continue to make contributions to the GRIC 401(k) plan effective as of the Effective Time. We will provide you with additional information about your options with respect to any outstanding balance you may have in the GRIC 401(k) plan. In addition, during your employment under this Offer Letter, you will be entitled to participate in the Company’s benefit plans at the same level and under the same terms and conditions applicable to all other senior executives of the Company (excluding the position of iPass’ Chief Executive Officer).
Further, subject to the approval of the Board of Directors of iPass, you will receive options to purchase 200,000 shares of iPass’ common stock, subject to a four-year vesting schedule and other restrictions. The terms of these options will be set forth in a separate stock option agreement and the governing stock option plan.
Of course, iPass retains the discretion to modify compensation and benefits from time to time in its discretion, subject to the severance benefits provisions set forth below.
Company Rules and Regulations, Proprietary Information Agreement
As an iPass employee, you will be expected to duly, punctually, and faithfully perform and observe any rules and regulations that the Company may now or shall hereafter establish governing the conduct of its business or its employees, and you will be required to acknowledge in writing that you have read [and will comply with] the Company’s Employee Handbook. In addition, you are required, as a condition of this offer of continued employment, to sign and comply with the iPass Inc. Employee Proprietary Information and Inventions Agreement (“Proprietary Information Agreement”) which is attached to this letter as Exhibit A.
At Will Employment Relationship
Employment with the Company is at the will of each party and both you and iPass may, with or without Cause, and with or without advance notice, terminate your employment at any time.
Severance Benefits
If at any time during your employment (except during the 18 month period following the consummation of a Corporate Transaction (as defined herein)): (i) The Company or any successor terminates your employment without Cause (as defined herein), or if you resign for Good Reason (as defined herein); and (ii) in either event, you first sign, date, and deliver to the Company a general release of all known and unknown claims in the form provided to you by the Company, and allow this release to become effective; then you will receive, as your sole severance benefits:
•	Severance pay equal to three (3) months of your base salary in effect as of the termination date, less required deductions and withholdings, paid in one lump sum on the first payroll date following the effective date of the required release; and

•	Provided that you timely elect continued group health insurance coverage through COBRA, the Company will pay your COBRA premiums sufficient to continue your group health insurance coverage at the same level in effect as of your termination date for three (3) months after your termination or until you become eligible for group health insurance coverage through a new employer, whichever occurs first.

•	Accelerated vesting of any stock options that were granted to you by GRIC on September 29, 2005 (as converted pursuant to the Merger) and that are unvested as of the date of termination.
If within 18 months after the consummation of a Corporate Transaction (as defined herein): (i) The Company or any successor terminates your employment without Cause (as defined herein), or if you resign for Good Reason (as defined herein); and (ii) in either event, you first sign, date, and deliver to the Company a general release of all known and unknown claims in the form provided to you by the Company, and allow this release to become effective, then you will receive, in lieu of the severance benefits set forth above and as your sole severance benefits:
•	Severance pay equal to six (6) months of your base salary in effect as of the termination date, less required deductions and withholdings, paid in one lump sum on the first payroll date following the effective date of the required release;

•	Provided that you timely elect continued group health insurance coverage through COBRA, the Company will pay your COBRA premiums sufficient to continue your group health insurance coverage at the same level in effect as of your termination date for six (6) months after your termination or until you become eligible for group health insurance coverage through a new employer, whichever occurs first; and

•	Accelerated vesting of any Company stock options that are unvested as of the date of termination.
For purposes of this offer letter agreement only:
•	“Cause” shall mean the occurrence of any one or more of the following (and only the following): (i) your conviction of any felony involving fraud or act of dishonesty against the Company or its parent corporation or subsidiary corporation (whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code (“Affiliates”)); (ii) conduct by you which, based upon good faith and reasonable factual investigation and determination of the Board of Directors of the Company, demonstrates gross unfitness to serve; or (iii) intentional, material violation by you of any contractual, statutory or fiduciary duty owed by you to the Company or its Affiliates;

•	During the one (1) year period after the Effective Time, “Good Reason” as used herein shall mean a resignation by you of your employment because: (i) The Company requires that you relocate to a worksite that is more than 60 miles from its current principal executive office, unless you agree in writing to such relocation; or (ii) the Company reduces your monthly salary below its then-existing gross rate, unless you agree in writing to such reduction; or (iii) The Company, without your written consent, assigns duties and responsibilities to you that results in a material diminution in your duties or responsibilities as compared to the duties and responsibilities you perform at the outset of your employment with iPass including, without limitation, an assignment in which you are no longer responsible for sales of iPass products and services (as those products and services exist at the Effective Time) to a worldwide geographic sales territory. However, a change in your title, a requirement that you report to a Chief Operating Officer rather than the Chief Executive Officer, or the assignment by the Company to another employee of the sales function for future iPass products or services (including any products or services acquired by acquisition or merger after the Effective Time), shall not individually or jointly be deemed “Good Reason.”

•	After one (1) year has elapsed from the Effective Time, “Good Reason” as used herein shall mean a resignation by you of your employment because: (i) The Company requires that you relocate to a worksite that is more than 60 miles from its current principal executive office, unless you agree in writing to such relocation; or (ii) the Company reduces your monthly salary below its then-existing gross rate, unless you agree in writing to such reduction.

•	“Corporate Transaction” shall mean (i) the sale of all or substantially all of the assets of iPass or (ii) a merger of iPass with or into another entity in which the stockholders of iPass immediately prior to the closing of the transaction own less than a majority of the ownership interest of iPass immediately following such closing. For purposes of determining whether the stockholders of iPass prior to the occurrence of a transaction described above own less than fifty percent (50%) of the voting securities of the relevant entity afterwards, only the lesser of the voting power held by a person either before or after the transaction shall be counted in determining that person’s ownership afterwards. “Corporate Transaction” shall not mean the Merger.
The severance benefits set forth in this offer letter agreement shall be the sole severance benefits that you may be entitled to receive from the Company in the event of your employment termination. You shall not be entitled to receive any severance benefits pursuant to the Company’s current or future severance benefit plans unless the Company expressly states in writing that you shall be entitled to such benefits. You also acknowledge and agree that after the Effective Time, you shall not be entitled to receive any severance benefits from the Company, or any of its subsidiaries, pursuant to any agreement (written, oral or implied)

with, or policy of, GRIC, or pursuant to any Board resolution or any other corporate action by GRIC. Finally, you acknowledge and agree that when it becomes effective at the Effective Time, this offer letter agreement supersedes and replaces any employment or severance agreements of any kind between you and GRIC and any such agreements with GRIC shall be terminated as of the Effective Time and have no further force or effect.
Additional Employee Agreements
By accepting employment with the Company you agree to the following:
•	You consent at the Closing to the transfer to iPass of any and all documents and files relating to your employment with GRIC, including but not limited to your personnel file records, and further consent to iPass’ use of such documents and files in connection with your continued employment; and

•	You hereby generally and completely release the Company and GRIC, and its and their directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this offer letter agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with GRIC; (b) all claims related to your compensation or benefits from GRIC or the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in GRIC or the Company (except for stock rights provided for in the Merger Agreement); (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, and the California Fair Employment and Housing Act (as amended). You also acknowledge that you have been paid for all time worked and have not suffered any on-the-job injury for which you have not already filed a workers compensation claim.
Dispute Resolution
To ensure rapid and economical resolution of any disputes which may arise under this letter agreement or concerning your employment or the termination thereof, you and iPass agree that any and all claims, disputes or controversies of any nature whatsoever arising between us shall be resolved by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) before a single arbitrator in San Mateo County, California, under the then-applicable JAMS rules for the resolution of employment disputes. The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. The Company shall bear JAMS’ arbitration fees and administrative costs. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures. Nothing in this Agreement is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

Miscellaneous
This letter, along with your Proprietary Information Agreement, is the entire agreement between you and iPass concerning the terms and conditions of your continued employment effective as of the Closing. This letter supersedes any other agreements or promises made to you by anyone regarding the subjects in this offer letter agreement (including, without limitation, the Agreement and Amendment to Existing Employment and Severance Agreements, Policies and Arrangements). For purposes of construing this letter agreement, any ambiguity shall not be construed against either party as the drafter. No waiver of any breach of this letter agreement, or rights hereunder, shall be effective unless in writing. In addition, this offer of continued employment is subject to satisfactory proof of your right to work in the United States.
Any additions or modifications of these terms, except for those changes expressly reserved to the Company’s discretion in this letter, must be in writing and signed by you and the Chairman and CEO of iPass. This offer is valid until December 12, 2005 at 5:00 pm.
Please note that the contemplated Merger remains highly confidential. You may discuss this offer only with your immediate family and professional advisors, provided that you obtain their agreement to keep the transaction confidential until publicly announced by iPass.
Please signify your acceptance by signing and dating below and returning this offer of continued employment contingent upon completion of the Merger to Mike Badgis at fax number (650) 232-0232.
We all look forward to working and building iPass with you.

Welcome aboard,	Accepted

/s/ Ken Denman	/s/ Thomas Thimot
Ken Denman	Thomas Thimot
Chairman & CEO

12/05/2005
Date
Exhibit A — Employee Proprietary Information and Inventions Agreement

Exhibit A
IPASS INC. EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

EMPLOYEE CONFIDENTIALITY AND INVENTIONS ASSIGNMENT AGREEMENT
     In consideration of my offer of continued employment by iPass, Inc. (“iPass”), made in connection with the potential merger of GoRemote Internet Communications, Inc. (“GoRemote”) into a wholly-owned subsidiary of iPass (the “Merger”), and the compensation now and hereafter paid to me, I hereby enter into the following Employee Confidentiality and Inventions Assignment Agreement (the “Agreement”). This Agreement is contingent upon the successful closing of the Merger and shall be effective retroactive to the date of my initial hire by GoRemote, namely July 29, 2004. The term “Company” as used in this Agreement shall mean iPass, GoRemote, and its and their respective successors, predecessors, subsidiaries, and parents:
1. Confidentiality.
     1.1 Nondisclosure; Recognition of Company’s Rights. At all times during my employment and thereafter, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information (defined below), except as such use is required in connection with my work for Company, or unless the Chief Executive Officer (the “CEO”) of Company expressly authorizes in writing such disclosure or publication. I will obtain the CEO’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information. I hereby assign to Company any rights I have or acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns.
     1.2 Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to Company’s business or its actual or demonstrably anticipated research or development, including without limitation: (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.
     1.3 Third Party Information. I understand, in addition, that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information, unless expressly authorized by an officer of Company in writing.
     1.4 No Improper Use of Information of Prior Employers and Others. I represent that my employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence information acquired by me in confidence or trust prior to my employment by Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict herewith. During my employment by Company, I will not improperly use or disclose any confidential information or trade secrets of any former employer or other third party to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party to whom I have an obligation of confidentiality, unless consented to in writing by that former employer or person. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.
2. Inventions.
     2.1 Inventions and Intellectual Property Rights. As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights therein. The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country.
     2.2 Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, Prior Inventions (defined below) in any Company Inventions (defined below) without Company’s prior written consent. In addition, I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU GPL or LGPL or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or

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licensed by Company. I have disclosed on Exhibit A a complete list of all Inventions that I have, or I have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of my employment by Company, in which I have an ownership interest or which I have a license to use, and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no Prior Inventions are listed in Exhibit A, I warrant that there are no Prior Inventions. If, in the course of my employment with Company, I incorporate a Prior Invention into a Company process, machine or other work, I hereby grant Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.
     2.3 Assignment of Company Inventions. Subject to the section titled “Government or Third Party” and except for Inventions that I can prove qualify fully under the provisions of California Labor Code section 2870 and I have set forth in Exhibit A, I hereby assign and agree to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company. Inventions assigned to Company or to a third party as directed by Company pursuant to the section titled “Government or Third Party” are referred to in this Agreement as “Company Inventions.”
     2.4 Obligation to Keep Company Informed. During the period of my employment and for one (1) year thereafter, I will promptly and fully disclose to Company in writing (a) all Inventions authored, conceived, or reduced to practice by me, either alone or with others, including any that might be covered under California Labor Code section 2870, and (b) all patent applications filed by me or in which I am named as an inventor or co-inventor.
     2.5 Government or Third Party. I also agree to assign all my right, title, and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by Company.
     2.6 Enforcement of Intellectual Property Rights and Assistance. During the period of my employment and thereafter, I will assist Company in every proper way to obtain and enforce United States and foreign Intellectual Property Rights relating to Company Inventions in all countries. In the event Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.
3. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Inventions made by me during the period of my employment by Company, which records shall be available to, and remain the sole property of, Company at all times.
4. Additional Activities. I agree that (a) during the term of my employment by Company, I will not, without Company’s express written consent, engage in any employment or business activity that is competitive with, or would otherwise conflict with my employment by, Company, and (b) for the period of my employment by Company and for one (l) year thereafter, I will not, either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Company to terminate his, her or its relationship with Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.
5. Return Of Company Property. Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information of Company and certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter any information contained upon my Company computer before I return it to Company. I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with Company in attending an exit interview and completing and signing Company’s termination statement.
6. Notification Of New Employer. In the event that I leave the employ of Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement, by Company’s providing a copy of this Agreement or otherwise.
7. General Provisions.
     7.1 Governing Law and Venue. This

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Agreement and any action related thereto will be governed, controlled, interpreted, and defined by and under the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different state. I hereby expressly consent to the personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.
     7.2 Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will be unimpaired and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.
     7.3 Survival. This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor-in-interest or other assignee and be binding upon my heirs and legal representatives.
     7.4 At-Will Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by Company, nor shall it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause and with or without advance notice.
     7.5 Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, any such notice shall be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of such change to the other party.
     7.6 Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.
     7.7 Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.
     7.8 Export. I agree not to export, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, to countries outside the United States, because such export could be in violation of the United States export laws or regulations.
     7.9 Entire Agreement. The obligations pursuant to sections of this Agreement titled “Confidentiality” and “Inventions” shall apply to any time during which I was previously employed, or am in the future employed, by Company as an independent contractor if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matters hereof and supersedes and merges all prior communications between us with respect to such matters. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and the CEO of Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

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     This Agreement shall be effective as of the first day of my employment with Company.

EMPLOYEE:	COMPANY:

I acknowledge that I have read and	Accepted and agreed:
understand this agreement and have been
given the opportunity to discuss it with
independent legal counsel.

/s/ Thomas Thimot		/s/ Kenneth D. Denman

	(Signature)		(Signature)

By:	Thomas Thimot	By:	Kenneth D. Denman

Title:	President and CEO	Title:	Chairman and CEO

Date:	12/9/2005	Date:	12/9/05

Address:	1421 McCarthy Blvd. Milpitas	Address:	3800 Bridge Parkway, Redwood Shores, CA 94065

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EXHIBIT A
INVENTIONS
1. Prior Inventions Disclosure. The following is a complete list of all Prior Inventions:
☑       None
☐       See immediately below:

2. Limited Exclusion Notification.
     This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:
     a. Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or
     b. Result from any work performed by you for Company.
     To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.
     This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

A-1